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FROM:     Ketchum
          Six PPG Place - Pittsburgh, Pa. 15222-5488
          Contact: Mark Deasy - (412) 456-3843

FOR:      MSA (Mine Safety Appliances Company)
          Ticker: MSA (AMEX)
          Contact: James E. Herald - (412) 967-3376


FOR IMMEDIATE RELEASE


      MSA To Purchase Stock from Estate and Family of Company Co-Founder


         June 20, 2000, PITTSBURGH -- John T. Ryan III, chairman and chief executive officer of Mine Safety Appliances Company (MSA), announced today the agreement to purchase the stock in the company held by the estate and family of Mrs. Helen Ruth Henderson, who passed away last summer. Mrs. Henderson was the daughter of Mr. George H. Deike, Sr., a co-founder of MSA.

         Proceeds from the sale will assist in the funding of the HRH Foundation, the major beneficiary of Mrs. Henderson's estate, whose ongoing investment strategy is driven by its philanthropic purposes, which may differ from the needs of an individual or private owner. The company also agreed with the request of the Henderson family to purchase most of the remaining shares they wish to sell for tax and other purposes. The Henderson family will retain a small portion of their previous holdings.


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         Under the agreement, the company will purchase approximately 1.9 million shares at a price of $25.00 per share. The purchase will be funded by a combination of available cash and a privately placed debt issue. The company is also exploring the possible sale of some shares to its pension plan. The transaction is expected to be accretive to earnings per share and return on equity of the remaining shareholders. The purchase by the company of these shares, which are 13.5% of the total outstanding, avoids potential disruption to the market for the company's stock.

         Mr. George H. Deike, Sr. was a co-founder of MSA in 1914. The organization grew and prospered with his distinguished service, which continued up to his death at the age of 83. His family's role in MSA was continued by his son, George H. Deike, Jr., an MSA executive and a director for several decades; his son-in-law, Benson G. Henderson, a director of the company from 1981 to 1990; and his granddaughter, Helen Lee Henderson, a director since 1991. The company has accepted Miss Henderson's request to be relieved of her position as a member of the company's Board of Directors.

         MSA is the world's leading provider of quality products and services that protect people's health, safety and the environment. The company has annual sales of about $500 million, manufacturing operations throughout the United States and 29 international affiliates.

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